EXHIBIT 5.1
                               Opinion of Counsel

                                February 25, 2004

                               Board of Directors
                            Silverado Financial, Inc.
                       1475 South Bascom Avenue, Suite 210
                           Campbell, California 95003

Re: Silverado Financial, Inc. - Year 2004 Officers, Directors, Employees and Consultants Stock Compensation

                                   Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Silverado Financial, Inc., a Nevada corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the United States Securities and Exchange Commission covering the offering of an aggregate of 2,000,000 shares of the common stock of the Company (the "Shares")

     In connection with this opinion, we have examined the Registration Statement and the Company's Articles of Incorporation and By-laws, Directors' Resolutions and such other documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us a copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares, when sold and issued in accordance with the plan referenced above and the Registration Statement, will be validly issued, fully paid, and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Sincerely yours,

                                                    /s/THE O'NEAL LAW FIRM, P.C.
                                                    ----------------------------
                                                    668 N. 44th Street
                                                    Suite 233
                                                    Phoenix, Arizona 85008